Exhibit 99.1

Contact:	Richard S. Lindahl
	Chief Financial Officer	1919 North Lynn Street
	(571) 303-6956	Arlington, Virginia 22209
	c/o June Connor	www.cebglobal.com

CEB REPORTS FIRST QUARTER RESULTS AND UPDATES 2015 GUIDANCE

Company Achieves Q1 Total Revenue Growth of 5.8%, Operating Cash Flow Growth of 8.4%, and CEB Segment Contract Value Growth of 6.8%

ARLINGTON, Va. – April 28, 2015 – The Corporate Executive Board Company (“CEB” or the “Company”) (NYSE: CEB) today announced financial results for the first quarter ended March 31, 2015. Revenue increased 5.8% to $221.6 million in the first quarter of 2015 from $209.4 million in the first quarter of 2014. Net income in the first quarter of 2015 was $19.1 million, or $0.56 per diluted share, compared to $7.7 million, or $0.22 per diluted share, in the same period of 2014. Included in net income for the first quarter of 2015 was $6.2 million of pretax net non-operating foreign currency gains. Included in net income for the first quarter of 2014 was $0.9 million of pretax net non-operating foreign currency losses. Adjusted net income was $24.6 million and Non-GAAP diluted earnings per share were $0.73 in the first quarter of 2015 compared to $19.1 million and $0.56 in the same period of 2014, respectively.

“During the first quarter, we saw solid performance from all of our major markets,” said Tom Monahan, Chairman and CEO. “Our results put us in position to achieve our revenue and profit goals on a constant currency basis, and we are focused on sharp execution to achieve all we set out to accomplish this year. As planned, we began executing our enhanced strategy for capital return, even as we maintained flexibility to act strategically. And, most importantly we continued to lay the groundwork for sustained performance in 2015 and beyond by continuing to innovate in how we create impact for members and clients.”

OUTLOOK FOR 2015

The Company updates its 2015 annual guidance based on foreign currency exchange rates in effect at March 31, 2015 as follows: Adjusted revenue of $945 to $970 million, revenue of $944 to $969 million (reflecting a constant currency revenue growth in the range of 8% to 11%), capital expenditures of $32 to $34 million, Non-GAAP diluted earnings per share of $3.50 to $3.85, an Adjusted EBITDA margin between 25.5% and 26.0%, and depreciation and amortization expense of $68 to $70 million. Adjusted revenue refers to revenue before the impact of the reduction of the revenue of SHL Talent Measurement™ and KnowledgeAdvisors™ (referred to as “Metrics That Matter™”) recognized in the post-acquisition period to reflect the adjustment of deferred revenue at the acquisition dates to fair value. The estimated reduction in 2015 revenue to reflect the impact of the deferred revenue fair value adjustment is approximately $1 million. This guidance assumes an average foreign currency exchange rate of 1.48 USD to the British Pound, 1.08 USD to the Euro, and 0.76 USD to the Australian Dollar.

In the first quarter of 2015, the Company adjusted its non-GAAP financial measures to exclude the impact of net non-operating foreign currency gains (losses) included in other income (expense). These items primarily result from the remeasurement of foreign currency cash balances held by CEB US and subsidiaries with the USD as their functional currency, USD cash balances held by subsidiaries with a functional currency other than the USD, certain intercompany notes, and the balance sheets of non-US subsidiaries whose functional currency is the USD.

SEGMENT HIGHLIGHTS

The CEB segment includes the historical CEB products and services provided to senior executives and their teams to drive corporate performance. In addition, the CEB segment includes the previously disclosed acquisitions in February 2014 of Talent Neuron™, a provider of market intelligence technology tools based on large-scale data analytics, and Metrics That Matter™, a provider of analytics solutions for talent development professionals. The 2014 financial results only include the results of operations of Talent Neuron and Metrics That Matter from their respective dates of acquisition. The SHL Talent Measurement segment includes the SHL products and services of cloud-based solutions for talent assessment and talent mobility, as well as professional services that support those solutions. PDRI, a subsidiary acquired as part of the SHL acquisition, is included in the CEB segment. PDRI provides customized personnel assessment and performance management tools and services primarily to various agencies of the US government and also to commercial enterprises.

CEB Segment

Revenue increased in the first quarter of 2015 to $172.9 million from $160.7 million in the same period of 2014, an increase of 7.6%. Adjusted revenue increased 7.4% (9.0% increase on a constant currency basis) in the first quarter of 2015 to $172.9 million from $161.0 million in the same period of 2014. Adjusted EBITDA in the first quarter of 2015 was $44.4 million compared to $35.6 million in the same period of 2014, an increase of 24.5% (24.9% increase on a constant currency basis). Adjusted EBITDA margin in the first quarter of 2015 was 25.7% of segment Adjusted revenue compared to 22.1% in the first quarter of 2014.

Contract Value at March 31, 2015 increased 6.8% (9.1% increase on a constant currency basis) to $663.1 million compared to $620.8 million at March 31, 2014. Wallet retention rate at March 31, 2015 was 95% (97% on a constant currency basis) compared to 99% at March 31, 2014. Contract Value per member institution was $95.1 thousand ($97.2 thousand on a constant currency basis) at March 31, 2015 compared to $94.5 thousand at March 31, 2014.

SHL Talent Measurement Segment

Revenue was $48.7 million in the first quarter of 2015 and in the same period of 2014. Adjusted revenue decreased 1.3% (8.0% increase on a constant currency basis) in the first quarter of 2015 to $49.1 million from $49.7 million in the same period of 2014. Adjusted EBITDA in the first quarter of 2015 was $8.8 million compared to $6.2 million in the same period of 2014, an increase of 41.6% (64.5% increase on a constant currency basis). Adjusted EBITDA margin in the first quarter of 2015 was 17.9% of segment Adjusted revenue compared to 12.5% in the first quarter of 2014.

Wallet retention rate at March 31, 2015 was 104% compared to 103% at March 31, 2014. Unlike CEB members, a majority of SHL Talent Measurement customers do not typically enter into contracts for fixed periods, so Contract Value is not a relevant operating statistic for the segment.

QUARTERLY DIVIDEND

The Company announces that its Board of Directors has approved a cash dividend on its common stock for the second quarter of 2015 of $0.375 per share. The dividend is payable on June 30, 2015 to stockholders of record on June 15, 2015. The Company will fund its dividend payments with cash on hand and cash generated from operations.

SHARE REPURCHASE

In the first quarter of 2015, the Company repurchased approximately 84,000 shares of its common stock at a total cost of $6.6 million. These purchases were made pursuant to the Company’s $100 million stock repurchase program, approved by the Company’s Board of Directors on February 2, 2015, which is authorized through December 31, 2016.

CHANGE OF CORPORATE NAME

Effective May 15, 2015, CEB will change the name of its Delaware corporate entity from The Corporate Executive Board Company to CEB Inc.

NON-GAAP FINANCIAL MEASURES

This press release and the accompanying tables, as well as earnings discussions, include a discussion of Adjusted revenue, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, Non-GAAP diluted earnings per share, and constant currency financial information, all of which are non-GAAP financial measures provided as a complement to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

The term “Adjusted revenue” refers to revenue before the impact of the reduction of SHL and Metrics That Matter revenue recognized in the post-acquisition period to reflect the adjustment of deferred revenue at the acquisition date to fair value (the “deferred revenue fair value adjustment”).

The term “Adjusted EBITDA” refers to net income (loss) before loss from discontinued operations, net of provision for income taxes and excludes the provision for income taxes; interest expense, net; net non-operating foreign currency gain (loss); equity method investment loss; depreciation and amortization; the impact of the deferred revenue fair value adjustment; acquisition related costs; restructuring costs; share-based compensation; gain on cost method investment; debt extinguishment costs; impairment loss; costs associated with exit activities; and gain on acquisition.

The term “Adjusted EBITDA margin” refers to Adjusted EBITDA as a percentage of Adjusted revenue.

The term “Adjusted net income” refers to net income (loss) before loss from discontinued operations, net of provision for income taxes and excludes the after tax effects of the impact of net non-operating foreign currency gain (loss); equity method investment loss; amortization of acquisition related intangibles; the deferred revenue fair value adjustment; acquisition related costs; restructuring costs; share-based compensation; gain on cost method investment; debt extinguishment costs; impairment loss; costs associated with exit activities; and gain on acquisition.

“Non-GAAP diluted earnings per share” refers to diluted earnings (loss) per share before the per share effect of loss from discontinued operations, net of provision for income taxes and excludes the after tax per share effects of net non-operating foreign currency gain (loss); equity method investment loss; amortization of acquisition related intangibles; the impact of the deferred revenue fair value adjustment; acquisition related costs; restructuring costs; share-based compensation; gain on cost method investment; debt extinguishment costs; impairment loss; costs associated with exit activities; and gain on acquisition.

We believe that these non-GAAP financial measures are relevant and useful supplemental information for evaluating our results of operations as compared from period to period and as compared to our competitors. We use these non-GAAP financial measures for internal budgeting and other managerial purposes, including comparison against our competitors, when publicly providing our business outlook, and as a measurement for potential acquisitions. These non-GAAP financial measures are not defined in the same manner by all companies and therefore may not be comparable to other similarly titled measures used by other companies.

Our non-GAAP financial measures reflect adjustments based on the following items, as well as the related income tax effects:

•	Certain business combination accounting entries and expenses related to acquisitions: We have adjusted for the impact of the deferred revenue fair value adjustment, amortization of acquisition related intangibles, and acquisition related costs. We incurred transaction and certain other operating expenses in connection with our acquisitions which we generally would not have otherwise incurred in the periods presented as a part of our continuing operations. We believe that excluding these acquisition related items from our non-GAAP financial measures provides useful supplemental information to our investors and is important in illustrating what our core operating results would have been had we not incurred these acquisition related items since the nature, size, and number of acquisitions can vary from period to period.

•	Share-based compensation: Although share-based compensation is a key incentive offered to our employees, we evaluate our operating results excluding such expense. Accordingly, we exclude share-based compensation from our non-GAAP financial measures because we believe it provides valuable supplemental information that helps investors have a more complete understanding of our operating results. In addition, we believe the exclusion of this expense facilitates the ability of our investors to compare our operating results with those of other peer companies, many of which also exclude such expense in determining their non-GAAP measures, given varying valuation methodologies, subjective assumptions, and the variety and amount of award types that may be utilized.

•	Net non-operating foreign currency gain (loss): Beginning in the first quarter of 2015, we adjusted for the impact of net non-operating foreign currency gains (losses) included in other income (expense). These items primarily result from the remeasurement of foreign currency cash balances held by CEB US and subsidiaries with the USD as their functional currency, USD cash balances held by subsidiaries with a functional currency other than the USD, certain intercompany notes, and the balance sheets of non-US subsidiaries whose functional currency is the USD. We believe this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.

•	Equity method investment loss and restructuring costs: We believe that excluding these items from our non-GAAP financial measures provides useful supplemental information to our investors and is important in illustrating what our core operating results would have been had we not incurred these items. We exclude these items because management does not believe they correlate to the ongoing operating results of the business.

CEB is a global company that reports financial information in USD. Foreign currency exchange rate fluctuations affect the amounts reported from translating foreign revenues and expenses into USD. These rate fluctuations can have a significant effect on our reported operating results. As a supplement to our reported operating results, we present constant currency financial information. We use constant currency financial information to provide a framework to assess how our business performed excluding the effects of changes in foreign currency translation rates. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses. To calculate financial information on a constant currency basis, financial information in the current period for amounts recorded in currencies other than the USD is translated into USD at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

These non-GAAP measures may be considered in addition to results prepared in accordance with GAAP, but they should not be considered a substitute for, or superior to, GAAP results. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting.

A reconciliation of these non-GAAP measures to the most directly comparable GAAP measure is included in the accompanying tables.

With respect to our 2015 annual guidance, reconciliations of net income to Adjusted EBITDA, net income to Adjusted net income, and GAAP diluted earnings per share to Non-GAAP diluted earnings per share as projected for 2015 are not provided because we cannot, without unreasonable effort, determine the components of net income and GAAP diluted earnings per share to provide reconciliations with certainty.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements using words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” and variations of such words or similar expressions are intended to identify forward-looking statements. In addition, all statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to our 2015 annual guidance. You are hereby cautioned that these statements are based upon our expectations at the time we make them and may be affected by important factors including, among others, the factors set forth below and in our filings with the US Securities and Exchange Commission (“SEC”), and consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. Factors that could cause actual results to differ materially from those indicated by forward-looking statements include, among others, our dependence on renewals of our membership-based services, the sale of additional programs to existing members and our ability to attract new members, our potential failure to adapt to changing member needs and demands, our potential failure to develop and sell, or expand sales markets for our SHL Talent Measurement tools and services, our potential inability to attract and retain a significant number of highly skilled employees or successfully manage succession planning issues, fluctuations in operating results, our potential inability to protect our intellectual property rights, our potential inability to adequately maintain and protect our information technology infrastructure and our member and client data, potential confusion about our rebranding, including our integration of the SHL Talent Measurement brand, our potential exposure to loss of revenue resulting from our unconditional service guarantee, exposure to litigation related to our content, various factors that could affect our estimated income tax rate or our ability to use our existing deferred tax assets, changes in estimates, assumptions or revenue recognition policies used to prepare our consolidated financial statements, including those related to testing for potential goodwill impairment, our potential inability to make, integrate and maintain acquisitions and investments, the amount and timing of the benefits expected from acquisitions and investments, the risk that we will be required to recognize additional impairments to the carrying value of the significant goodwill and amortizable intangible asset amounts included in our balance sheet as a result of our acquisitions, which would require us to record charges that would reduce our reported results, our potential inability to effectively manage the risks associated with the indebtedness we incurred and the senior secured credit facilities we entered into in connection with our acquisition of SHL or any additional indebtedness we may incur in the future, our potential inability to effectively manage the risks associated with our international operations, including the risk of foreign currency exchange fluctuations, our potential inability to effectively anticipate, plan for and respond to changing economic and financial market conditions, especially in light of ongoing uncertainty in the worldwide economy, the US economy, and possible volatility of our stock price. Various important factors that could cause our actual results to differ from our expected or historical results are discussed more fully in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our filings with the SEC, including, but not limited to, our 2014 Annual Report on Form 10-K filed on February 27, 2015. The forward-looking statements in this press release are made as of April 28, 2015, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

INVESTOR DAY

CEB will hold its annual Investor Day for institutional investors and sell-side analysts at its Waterview headquarters in Arlington, Virginia on June 18, 2015. At the Investor Day, members of our senior leadership team will review the Company’s business portfolio, strategy for growth, and financial performance. The Investor Day is by invitation only and registration is required. It will also be webcast live via the Internet on the Company’s web site and a replay will be available following the event.

ABOUT CEB

CEB, the leading member-based advisory company, equips more than 10,000 organizations around the globe with insights, tools and actionable solutions to transform enterprise performance. By combining advanced research and analytics with best practices from member companies, CEB helps leaders realize outsized returns by more effectively managing talent, information, customers and risk. Member companies include nearly 90% of the Fortune 500, more than 75% of the Dow Jones Asian Titans, and 85% of the FTSE 100. More at www.cebglobal.com.

THE CORPORATE EXECUTIVE BOARD COMPANY

Financial Highlights and Other Operating Statistics

	Selected Percentages	Three Months Ended March 31,
		2015	2014

Financial Highlights:
(In thousands, except per share data)

Revenue	5.8%	$221,599	$209,437
Adjusted revenue (1)	5.4%	$222,018	$210,721
Net income	149.3%	$19,090	$7,656
Adjusted net income (1)	28.4%	$24,550	$19,118
Adjusted EBITDA (1)	27.0%	$53,137	$41,824
Adjusted EBITDA margin (1)		23.9%	19.8%
Diluted earnings per share	154.5%	$0.56	$0.22
Non-GAAP diluted earnings per share (1)	30.4%	$0.73	$0.56

Other Operating Statistics:
CEB segment Contract Value (in thousands) (2)	6.8%	$663,095	$620,830
Constant currency CEB segment Contract Value (in thousands) (3)	9.1%	$677,592
CEB segment Member institutions (4)	6.1%	6,961	6,559
CEB segment Contract Value per member institution (4)	0.7%	$95,112	$94,462
Constant currency CEB segment Contract Value per member institution (3)	2.9%	$97,177
CEB segment Wallet retention rate (5)		95%	99%
Constant currency CEB segment Wallet retention rate (3)		97%
SHL Talent Measurement segment Wallet retention rate (6)		104%	103%

(1)	See “Non-GAAP Financial Measures” for further explanation.
(2)	We define “CEB segment Contract Value,” at the end of the quarter, as the aggregate annualized revenue attributed to all agreements in effect on such date, without regard to the remaining duration of any such agreement. CEB segment Contract Value does not include the impact of PDRI.
(3)	Calculated on a constant currency basis whereby financial information in the current period for amounts recorded in currencies other than the USD is translated into USD at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).
(4)	We define “CEB segment Member institutions,” at the end of the quarter, as member institutions with Contract Value in excess of $10,000. The same definition is applied to “CEB segment Contract Value per member institution.”
(5)	We define “CEB segment Wallet retention rate,” at the end of the quarter, as the total current year segment Contract Value from prior year members as a percentage of the total prior year segment Contract Value. The CEB segment Wallet retention rate does not include the impact of PDRI.
(6)	We define “SHL Talent Measurement segment Wallet retention rate,” at the end of the quarter on a constant currency basis, as the last current 12 months of total segment Adjusted revenue from prior year customers as a percentage of the prior 12 months of total segment Adjusted revenue.

THE CORPORATE EXECUTIVE BOARD COMPANY

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended March 31,
	2015	2014
	(Unaudited)
Revenue (1)	$221,599	$209,437
Costs and expenses:
Cost of services (2)	78,659	77,238
Member relations and marketing (2)	66,085	66,763
General and administrative (2)	28,805	29,125
Acquisition related costs (3)	—	1,339
Restructuring costs	1,238	—
Depreciation and amortization	16,842	16,494

Total costs and expenses	191,629	190,959

Operating profit	29,970	18,478
Other income (expense), net
Interest income and other (4)	5,726	(510)
Interest expense	(4,439)	(4,926)

Other income (expense), net	1,287	(5,436)

Income before provision for income taxes	31,257	13,042
Provision for income taxes	12,167	5,386

Net income	$19,090	$7,656

Basic earnings per share	$0.57	$0.23
Diluted earnings per share	$0.56	$0.22

Weighted average shares outstanding
Basic	33,517	33,639
Diluted	33,855	34,072

Percentage of Adjusted Revenue
Cost of services	35.4%	36.7%
Member relations and marketing	29.8%	31.7%
General and administrative	13.0%	13.8%
Depreciation and amortization	7.6%	7.8%
Operating profit	13.5%	8.8%
Adjusted EBITDA (5)	23.9%	19.8%

(1)	Net of a $0.4 million and $1.3 million reduction to reflect the impact of the deferred revenue fair value adjustment in the three months ended March 31, 2015 and 2014, respectively.
(2)	The Company adjusted its allocation of certain costs in the three months ended March 31, 2014 to conform to the current period presentation. The reclassification did not have an impact on total costs and expenses or operating profit.
(3)	Acquisition related costs in the three months ended March 31, 2014 primarily relate to transaction and integration costs associated with the acquisitions of Metrics That Matter and Talent Neuron.
(4)	Interest income and other in the three months ended March 31, 2015 includes a $6.2 million net non-operating foreign currency gain, $0.1 million of interest income, and a $0.4 million increase in the fair value of deferred compensation plan assets offset by $0.8 million of equity method investment losses and $0.2 million of other losses. Interest income and other in the three months ended March 31, 2014 includes a $0.2 million increase in the fair value of deferred compensation plan assets, $0.1 million of interest income, and $0.1 million of other income offset by a $0.9 million net non-operating foreign currency loss.
(5)	See “Non-GAAP Financial Measures” for further explanation.

THE CORPORATE EXECUTIVE BOARD COMPANY

Segment Operating Results

(In thousands)

	Three Months Ended March 31,
	2015	2014
Adjusted Revenue (1)
CEB segment	$172,948	$161,019
SHL Talent Measurement segment	49,070	49,702

	$222,018	$210,721

Adjusted EBITDA (1)(2)
CEB segment	$44,363	$35,628
SHL Talent Measurement segment	8,774	6,196

	$53,137	$41,824

Adjusted EBITDA Margin (1)(2)
CEB segment	25.7%	22.1%
SHL Talent Measurement segment	17.9%	12.5%
Consolidated	23.9%	19.8%

(1)	See “Non-GAAP Financial Measures” for further explanation.
(2)	Net non-operating foreign currency gains (losses) included in Other income were $6.2 million and $(0.9) million in the three months ended March 31, 2015 and 2014, respectively.

THE CORPORATE EXECUTIVE BOARD COMPANY

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2015	December 31, 2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$204,207	$114,934
Accounts receivable, net (1)	190,915	283,069
Deferred income taxes, net	19,936	19,834
Deferred incentive compensation	28,397	25,779
Prepaid expenses and other current assets	28,000	21,245

Total current assets	471,455	464,861

Deferred income taxes, net	848	909
Property and equipment, net	109,317	112,524
Goodwill	423,153	441,207
Intangible assets, net	241,330	260,383
Other non-current assets	82,249	77,500

Total assets	$1,328,352	$1,357,384

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$68,672	$89,696
Accrued incentive compensation	65,527	65,731
Deferred revenue (2)	478,665	452,679
Deferred income taxes, net	396	190
Debt – current portion	17,769	15,269

Total current liabilities	631,029	623,565

Deferred income taxes	31,556	34,563
Other liabilities	124,730	122,832
Debt – long term	485,218	490,287

Total liabilities	1,272,533	1,271,247

Total stockholders’ equity	55,819	86,137

Total liabilities and stockholders’ equity	$1,328,352	$1,357,384

(1)	Includes accounts receivable, net of $57.7 million and $61.7 million at March 31, 2015 and December 31, 2014, respectively, related to the SHL Talent Measurement segment.
(2)	Includes deferred revenue of $71.2 million and $67.4 million at March 31, 2015 and December 31, 2014, respectively, related to the SHL Talent Measurement segment.

THE CORPORATE EXECUTIVE BOARD COMPANY

Consolidated Statements of Cash Flows

(In thousands)

	Three Months Ended March 31,
	2015	2014
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$19,090	$7,656
Adjustments to reconcile net income to net cash flows provided by operating activities:
Equity method investment loss	837	—
Depreciation and amortization	16,842	16,494
Amortization of credit facility issuance costs	649	642
Deferred income taxes	(879)	(1,150)
Share-based compensation	4,403	3,980
Excess tax benefits from share-based compensation arrangements	(3,829)	(2,627)
Net foreign currency remeasurement (gain) loss	(3,132)	259
Changes in operating assets and liabilities:
Accounts receivable, net	90,359	82,742
Deferred incentive compensation	(2,718)	(2,140)
Prepaid expenses and other current assets	(7,065)	(7,190)
Other non-current assets	(6,008)	5
Accounts payable and accrued liabilities	(16,607)	(15,280)
Accrued incentive compensation	386	1,576
Deferred revenue	29,537	28,946
Other liabilities	2,253	605

Net cash flows provided by operating activities	124,118	114,518

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(6,112)	(11,033)
Cost method and other investments	(339)	—
Acquisition of businesses, net of cash acquired	—	(58,959)

Net cash flows used in investing activities	(6,451)	(69,992)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of credit facility	(2,688)	(2,688)
Proceeds from the issuance of common stock under the employee stock purchase plan	366	249
Excess tax benefits from share-based compensation arrangements	3,829	2,627
Purchase of treasury shares	(6,092)	—
Withholding of shares to satisfy minimum employee tax withholding for equity awards	(6,605)	(4,490)
Payment of dividends	(12,530)	(8,826)

Net cash flows used in financing activities	(23,720)	(13,128)

Effect of exchange rates on cash	(4,674)	690

Net increase in cash and cash equivalents	89,273	32,088
Cash and cash equivalents, beginning of year	114,934	119,554

Cash and cash equivalents, end of period	$204,207	$151,642

THE CORPORATE EXECUTIVE BOARD COMPANY

Reconciliation of Non-GAAP Financial Measures

(In thousands, except per share data)

A reconciliation of each of the non-GAAP measures to the most directly comparable GAAP measure is provided below.

Adjusted Revenue

	Three Months Ended March 31, 2015			Three Months Ended March 31, 2014
	CEB	SHL	Total	CEB	SHL	Total
Revenue	$172,894	$48,705	$221,599	$160,719	$48,718	$209,437
Impact of the deferred revenue fair value adjustment	54	365	419	300	984	1,284

Adjusted revenue	$172,948	$49,070	$222,018	$161,019	$49,702	$210,721

Adjusted EBITDA

	Three Months Ended March 31, 2015			Three Months Ended March 31, 2014
	CEB	SHL	Total	CEB	SHL	Total
Net income			$19,090			$7,656
Provision for income taxes			12,167			5,386
Interest expense, net			4,344			4,808
Other (income) expense, net			(5,631)			628

Operating profit (loss)	$30,935	$(965)	29,970	$22,374	$(3,896)	18,478
Other income (expense), net	3,408	2,223	5,631	(81)	(547)	(628)
Net non-operating foreign currency (gain) loss	(3,810)	(2,393)	(6,203)	387	490	877
Equity method investment loss	643	194	837	—	—	—
Depreciation and amortization	8,822	8,020	16,842	7,792	8,702	16,494
Impact of the deferred revenue fair value adjustment	54	365	419	300	984	1,284
Acquisition related costs	—	—	—	1,339	—	1,339
Restructuring costs	290	948	1,238	—	—	—
Share-based compensation	4,021	382	4,403	3,517	463	3,980

Adjusted EBITDA	$44,363	$8,774	$53,137	$35,628	$6,196	$41,824

Adjusted EBITDA margin	25.7%	17.9%	23.9%	22.1%	12.5%	19.8%

THE CORPORATE EXECUTIVE BOARD COMPANY

Reconciliation of Non-GAAP Financial Measures (Continued)

(In thousands, except per share data)

Adjusted Net Income

	Three Months Ended March 31,
	2015	2014
Net income	$19,090	$7,656
Net non-operating foreign currency (gain) loss (1)	(5,388)	794
Equity method investment loss (1)	577	—
Amortization of acquisition related intangibles (1)	6,368	6,500
Impact of the deferred revenue fair value adjustment (1)	310	908
Acquisition related costs (1)	—	802
Restructuring costs (1)	860	—
Share-based compensation (1)	2,733	2,458

Adjusted net income	$24,550	$19,118

Non-GAAP Diluted Earnings per Share

	Three Months Ended March 31,
	2015	2014
Diluted earnings per share	$0.56	$0.22
Net non-operating foreign currency (gain) loss (1)	(0.16)	0.02
Equity method investment loss (1)	0.02	—
Amortization of acquisition related intangibles (1)	0.19	0.19
Impact of the deferred revenue fair value adjustment (1)	0.01	0.03
Acquisition related costs (1)	—	0.03
Restructuring costs (1)	0.03	—
Share-based compensation (1)	0.08	0.07

Non-GAAP diluted earnings per share	$0.73	$0.56

(1)	Adjustments are net of the annual estimated income tax effect using statutory rates based on the relative amounts allocated to each jurisdiction in the applicable period. The following income tax rates were used: 13% in 2015 and 10% in 2014 for the net non-operating foreign currency (gain) loss; 31% in 2015 for the equity method investment loss; 29% in 2015 and 30% in 2014 for the amortization of acquisition related intangibles; 26% in 2015 and 29% in 2014 for the impact of the deferred revenue fair value adjustment; 40% in 2014 for acquisition related costs; 31% in 2015 for restructuring costs; and 38% in 2015 and 2014 for share-based compensation.

THE CORPORATE EXECUTIVE BOARD COMPANY

Reconciliation of Non-GAAP Financial Measures (Continued)

(In thousands, except per share data)

Constant Currency

	Three Months Ended March 31, 2015
	CEB	SHL	Total
Adjusted revenue	$172,948	$49,070	$222,018
Currency exchange rate fluctuations	2,626	4,594	7,220

Constant currency Adjusted revenue	$175,574	$53,664	$229,238

Adjusted EBITDA	$44,363	$8,774	$53,137
Currency exchange rate fluctuations	148	1,416	1,564

Constant currency Adjusted EBITDA	$44,511	$10,190	$54,701